Exhibit 10.6

Director and Named Executive Officer Compensation Arrangements

Compensation Arrangements for Directors

     The company has an oral arrangement to pay non-employee members of the Company’s Board of Directors compensation for their service on the board. All non-employee directors receive $3,000 per meeting for attending in-person meetings of the Board of Directors and meetings of Board committees not held in connection with a regular Board meeting. Non-employee directors also receive $1,000 per meeting lasting longer than one hour for participating in telephonic meetings of the Board of Directors and $500 for Board committee telephonic meetings. In addition, non-employee directors who serve on the Audit Committee receive an annual retainer of $15,000 and those who serve on the Executive and Corporate Governance Committees receive an annual retainer of $10,000. The non-employee chair of the Audit, the Executive and Corporate Governance, and the Compensation Committees receives an annual retainer of $30,000, $15,000 and $10,000, respectively. The non-employee chair of the Board of Directors receives an annual retainer of $100,000, which is paid in quarterly installments. Directors are also reimbursed for expenses incurred in connection with attending meetings.

     One director, Dr. Sancilio, uses office space in Jupiter, Florida that the Company has leased from a third party. The Company paid $92,000 per year for this office space, but ceased paying rent in April 2005.

Compensation Arrangements for Named Executive Officers

     The Company has certain oral compensation arrangements, as described below, with its Named Executive Officers. The Company also has written compensation arrangements with certain of the Named Executive Officers, as described elsewhere in and filed as separate exhibits to this Annual Report on Form 10-K.

     Base Salary

     The annual base salaries for the Named Executive Officers who are still employed by the Company, other than those set forth in written compensation arrangements, are as follows:

Named Executive Officer	2005 Base Salary

Timothy R. Wright	$456,000
William H. Underwood	$230,000
Gregory S. Bentley	$255,000
Michael W. George	$250,000
Matthew E. Czajkowski	$325,000

     Perquisites

     The only perquisite available to the Named Executive Officers is enrollment in an executive health program. The Named Executive Officers otherwise are eligible for the same benefits accorded all full-time employees.